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                      February 19, 2021

       Jay Stasz
       Chief Financial Officer
       Ollie's Bargain Outlet Holdings, Inc.
       6295 Allentown Boulevard
       Suite 1
       Harrisburg, PA 17112

                                                        Re: Ollie's Bargain
Outlet Holdings, Inc.
                                                            Form 10-K for the
Fiscal Year Ended February 1, 2020
                                                            Filed March 25,
2020
                                                            File No. 001-37501

       Dear Mr. Stasz:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services
       cc:                                              Faiza N. Rahman, Esq.